UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): January 11, 2011

NEKTAR THERAPEUTICS
(Exact Name of Registrant as Specified in Charter)

Delaware	0-24006	94-3134940
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

455 Mission Bay Boulevard South
San Francisco, California 94158
(Address of Principal Executive Offices and Zip Code)

Registrant’s telephone number, including area code: (415) 482-5300

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events.

On January 5, 2011, Nektar Therapeutics, a Delaware corporation (the “Company”), announced that President and Chief Executive Officer, Howard W. Robin, will make a presentation at the upcoming 29th Annual J.P. Morgan Healthcare Conference in San Francisco at the Westin St. Francis Hotel on Tuesday, January 11, 2011 at 8:30 a.m. Pacific time.  The presentation will be accessible via a Webcast through a link posted on the Investor Relations, Events Calendar section of the Nektar website: http://www.nektar.com.

During Mr. Robin’s presentation, he expects to present information, including making certain forward-looking statements, regarding pre-clinical and clinical development results and the progress and potential for the Company’s proprietary drug development programs, the planned start date time frames for future clinical trials to be conducted by the Company and its partners (NKTR-118, NKTR-102 and Amikacin Inhale), the timing and availability of future clinical results, the potential for submitting a New Drug Application (“NDA”) on an accelerated basis to the Food and Drug Administration (“FDA”) pending the outcome of future results from an expanded Phase 2 clinical study which is currently in progress for NKTR-102 in platinum-resistant/refractory ovarian cancer, the estimated revenue potential for our drug candidates, and certain other future events.  This information and these forward-looking statements involve substantial risks and uncertainties including but not limited to:

1.
The Company’s proprietary drug candidates, including NKTR-118, NKTR-102, Amikacin Inhale, and NKTR-105, are in early to mid-stage clinical development and the risk of failure remains high and can unexpectedly occur at any stage prior to regulatory approval due to lack of efficacy, safety issues, manufacturing challenges or other factors that can impact drug development.

2.
The preliminary Phase 2 results for NKTR-102 in ovarian and breast cancer remain subject to final data gathering and analysis review and audit confirmation procedures and the final results for the ovarian and breast cancer trials may differ materially and adversely after this review is completed.

3.
The preliminary Phase 2 results for overall survival in NKTR-102 in platinum resistant/refractory ovarian cancer were as of January 3, 2011, and as the study progresses (including the expansion study) and after the audit and verification procedures are completed, the final overall survival results may change and such change could be material and adverse.

4.
The expansion of the Phase 2 study in women with platinum-resistant/refractory ovarian cancer could change the efficacy results (e.g. overall response rates, progression-free survival, etc.) and safety observations (i.e., frequency and severity of serious adverse events).  As such, the previously announced results from the Phase 2 study for ovarian cancer remain subject to change and the final results could be materially and adversely different from results previously announced.

5.
Approval of an NDA by the FDA almost always requires the sponsor to conduct Phase 3 clinical studies prior to consideration and approval of an NDA and, as a result, review and/or approval of an NDA by the FDA based on Phase 2 results for NKTR-102 in platinum-resistant/refractory ovarian cancer prior to completion of Phase 3 clinical studies would be unusual and is highly unlikely.

6.
The preliminary clinical results from the NKTR-102 clinical trial in metastatic breast cancer reported by the Company in a press release issued on December 12, 2010 and that will be reviewed in Mr. Robin’s presentation were as of October 26, 2010.  As such, these data are subject to change and the final results could be materially and adversely different as the Phase 2 clinical trial continues and after the audit and verification procedures are completed.

7.
The timing and/or success of the commencement or end of clinical trials, including without limitation the anticipated Phase 3 commencement for NKTR-118 and Amikacin Inhale, may be delayed or unsuccessful due to regulatory delays, clinical trial design (and regulatory concurrence for design), slower than anticipated patient enrollment, manufacturing challenges, changing standards of care or clinical outcomes.  For example, the Company has experienced significant delays in finalizing the commercial device design for Amikacin Inhale and successful completion of this device design and commercial scale-up effort is an important element to meeting the planned start of the Phase 3 trial in 2011 and these activities are ongoing and remain subject to a substantial risk of failure until such activities are successfully completed.

8.
Scientific discovery of new medical breakthroughs is an inherently uncertain process and the future success of the application of the Company’s technology platforms to potential new drug candidates is therefore very uncertain and unpredictable and one or more research and development programs could fail.

9.
The Company’s patent applications for its proprietary or partner product candidates may not issue, patents that have issued may not be enforceable, or additional intellectual property licenses from third parties may be required in the future.

10.
The outcome of any existing or future intellectual property or other litigation related to the Company’s proprietary product candidates or partner product candidates where the Company has indemnification responsibility is unpredictable and could have a material adverse effect on our business, results of operations and financial condition.

11.	The market sizes for the Company’s proprietary and partnered product programs are based on management’s current estimates only and actual market sizes may differ materially and adversely.

12.	Other important risks and uncertainties set forth in the Company’s Quarterly Report on Form 10-Q filed with the SEC on November 4, 2010 for the quarter ended September 30, 2010.

Actual results could differ materially from the forward-looking statements and the Company undertakes no obligation to update forward-looking statements, whether as a result of new information, future events or otherwise.

SIGNATURES

Pursuant to the requirement of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

By:	/s/ Gil M. Labrucherie
Gil M. Labrucherie
General Counsel and Secretary

Date:	January 11, 2011